Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

ZIM Integrated Shipping Services Ltd.:

We consent to the use of our report dated November 18, 2020, with respect to the consolidated statements of financial position of ZIM Integrated Shipping Services Ltd. (“the Company”) as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, included herein and to the reference to our firm under the heading 'Experts' in the prospectus.

Our report refers to a change to the method of accounting for lease arrangements.

Our report contains an emphasis of matter paragraph that states that the container shipping industry is characterized by volatility and significant uncertainties which could negatively affect the Company’s business and financial position, as discussed in Note 1(b) to the consolidated financial statements.

/s/ Somekh Chaikin

Somekh Chaikin

Certified Public Accountants (Israel)

Member firm of KPMG International

Haifa, Israel

January 18, 2021